EXHIBIT 99.1

Playtex Announces Business Realignment and Other Charges, and Date for Fourth Quarter Earnings Release

    WESTPORT, Conn.--(BUSINESS WIRE)--Feb. 8, 2005--Playtex Products, Inc. (NYSE: PYX) announces a realignment of its business in order to improve focus on the Company's core categories, reduce organizational complexity and obtain a more competitive cost structure. Once fully implemented, these initiatives are expected to enable the Company to be more consumer focused and better able to implement its growth strategies on a timely basis.
    Charges related to the realignment are expected to total between $17 and $19 million by the end of 2005, of which approximately $11 million will be recorded in the fourth quarter of 2004. The Company expects savings associated with the realignment to be between $12 and $14 million in 2005, with fully annualized savings of $22-$24 million in 2006.
    The Company also announced that it would take an asset impairment charge in the fourth quarter of 2004 of approximately $17 million. This non-cash charge was required to write down the value of the Company's BABY MAGIC and BINACA trademarks, due to the impact of increased competition and reduced brand focus, respectively.
    The realignment will impact all of the Company's locations and functions and will include personnel reductions, facility consolidations, outsourcing and accelerated depreciation on certain assets. Some of the specific realignment initiatives include:

    -- Consolidation of the US/International divisional structure in favor of a product category structure.

    -- Realignment of the sales and marketing organizations and related support functions.

    -- Rationalization of manufacturing, warehousing and office facilities, including the outsourcing of gloves production to Malaysia and a reduction in the corporate headquarters office space.

    As a result, there will be a reduction of more than 300 positions by the end of 2005, or approximately 20% of the workforce. The reduction will be obtained through a combination of attrition, early retirement and layoffs. Severance, outplacement services and other related benefits will be available to eligible associates.
    President and CEO, Neil DeFeo stated, "We painstakingly went through all of our operations and have taken some very difficult but necessary actions to adjust the Company's cost structure. These actions are required in order to enable Playtex to compete more effectively. Many of these initiatives are already underway, and others will be initiated shortly. We expect to use the cash generated from the realignment to reinvest in our core businesses and to pay down debt. Ultimately, I expect these initiatives to better enable us to build shareholder value over time."
    Playtex's fourth quarter financial results will be announced after market on February 10th. Playtex will host an analyst conference call on Friday, February 11th at 10:30 a.m. EST to discuss the fourth quarter 2004 and fiscal year-end results together with further details of the business realignment. The dial in number is 800-299-7635 and the passcode is 54738970.
    A digital replay of the conference call will be available through Tuesday, February 15th at 11:59 p.m. EST. The replay number is 888-286-8010. The passcode is 85598483. To access the webcast of this call (live and replay), please go to the "Investor Relations" portion of our web site www.playtexproductsinc.com.

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX tampons, PLAYTEX infant feeding products, WET ONES, BANANA BOAT, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX gloves, BINACA and OGILVIE.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262